UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

(Date of earliest event reported): April 23, 2014

LIME ENERGY CO.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization	001-16265 (Commission File #)	36-4197337 (IRS Employer Identification No.)

16810 Kenton Drive, Suite 240, Huntersville North Carolina 28078

(Address of principal executive offices)

(704) 892-4442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2014, Lime Energy Co. (the ‘Company”) entered into an employment agreement with Mary Colleen Brennan to be its Chief Financial Officer following the departure of Jeffrey Mistarz, its current Chief Financial Officer.  Mr. Mistarz will be leaving the Company following the filing of the Company’s quarterly report for the first quarter of 2014, which is anticipated to occur the week of May 12, 2014.

Ms. Brennan, age 61, has been a financial and business management consultant with LW Dogwood Marketing since March 2011.  From December 2001 until March 2011 she was the chief financial officer and corporate treasurer of Han-Padron Associates, LLP, a subsidiary of Halcrow, Inc., a U.K. based design engineering firm. From December 2000 through October 2002, she was an executive director of business and operations management for Telcordia Technologies, Inc., a telecommunications research and development company, where she also served as a director of finance and group controller from April 1998 through November 2000.  Prior to this she worked for Burns and Roe Enterprises, Inc., an engineering and construction company, in various roles including manager of financial reporting and planning, controller of a joint venture company and manager of subsidiary and general ledger accounting.  Ms. Brennan is a certified public accountant in the state of New Jersey.

The employment agreement with Ms. Brennan fixes her minimum base compensation at $220,000 per year and provides for a hiring bonus of $10,000 and a grant of 5,000 shares of restricted stock that will vest in three equal installments at the end of each of the next three years if she is still an employee of the Company on the vesting date.  The employment agreement terminates on April 30, 2016, and provides for the automatic renewal of the contract for an additional, successive one year period if the Company does not provide her with a notice of non-renewal before November 1st of the year prior to the year in which the contract is scheduled to expire.

The Company or Ms. Brennan can terminate her employment at any time prior to the scheduled expiration of her respective contract, for any reason by delivery of a 30-day written notice to the other party.  Upon such termination the Company will have no further obligation to Ms. Brennan other than the payment of (i) her base salary through the date of termination, plus (ii) any bonus earned as of the termination date, in accordance with the terms of such bonus, plus (iii) any retirement, incentive or other payments and benefits earned and vested as of the date of her termination, except that if the Company terminates Ms. Brennan without “Due Cause” (as defined in the employment agreement) after December 31, 2014), in addition to the foregoing amounts, the Company will pay Ms. Brennan an amount equal to six months of her then-current base salary.

Under her employment agreement, if Ms. Brennan dies or becomes disabled (as defined in the Company’s 2008 Long Term Incentive Plan)  during the term of her contract all of her unvested restricted stock would immediately vest.

In addition to the foregoing, upon occurrence of a change of control (as defined in the Company’s 2008 Long Term Incentive Plan), all the restricted stock granted to Ms. Brennan shall immediately vest and become exercisable.

Ms. Brennan’s employment agreement imposes non-competition, non-solicitation and confidentiality obligations, which are not separately compensated.  The non-competition and non-solicitation obligations cover the employment period and extends for two years after termination.

The description of the employment contract with Ms. Brennan is not intended to be complete and is qualified in its entirety by the complete text of the Employment Agreement, a copy of which is attached as exhibits 10.1, and is incorporated herein by reference.

Item 9.01                                                                           Financial Statements and Exhibits.

(d)                                                              Exhibits

10.1                                        Employment Agreement dated April 23, 2014, between Lime Energy Co. and Mary Colleen Brennan.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIME ENERGY CO.:

Dated: April 24, 2014	By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz, Executive Vice President
Chief Financial Officer & Treasurer